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Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT:          Elan Yaish
                  Chief Financial Officer
                  Telephone:  (631) 951-7060
                  Fax: (631) 951-7639
                  email: eyaish@mecnet.com


                 MANCHESTER TECHNOLOGIES, INC. ANNOUNCES FURTHER
                     FINANCIAL DETAILS OF ePLUS TRANSACTION


HAUPPAUGE,  NEW YORK - July 19, 2004- Manchester  Technologies  Inc. (NASDAQ NM:
MANC), today announced further financial details pertaining to its sale, on May 28, 2004, of its IT fulfillment, professional services, and enterprise software development and operations consulting business to ePlus, inc.

     In connection with this sale, Manchester anticipates that it will write down the value of certain assets retained of the business sold to ePlus and record certain costs, such as severance costs, associated with the sale, resulting in estimated pre-tax one-time charges in the fourth quarter of fiscal 2004 of between $5.5 million and $7.5 million (excluding a $1.5 million gain also recognized on the transaction during the fourth quarter), or between $0.69 and $0.94 per share. As a result of this charge and the financial results through the date of sale of the operations that were sold, Manchester expects to receive tax savings of between $3.5 million and $5.5 million to be used in the course of its ongoing business. Realization of a portion of the tax savings will be dependent on the Company achieving future taxable income which the Company anticipates to achieve. The amount of the tax savings will be directly dependent on the amount of the charge.

     "We are pleased to have concluded the principal financial aspects of the sale of our IT business to ePlus," said Barry R. Steinberg, Manchester's President and Chief Executive Officer. "The tax savings we will realize from this transaction will be an advantage to us as we continue our efforts to further increase our display technology business."

     Manchester Technologies, Inc., through its wholly owned Electrograph Systems, Inc. subsidiary, is a leading distributor of display technology solutions and plasma display monitors. Electrograph is a dominant player in the display technology market, a market that the Company believes will continue to grow in the years to come. Manchester also distributes computer hardware primarily to dealers and system integrators. More information can be obtained by visiting the Company's website located at www.e-manchester.com and Electrograph's website located at www.electrograph.com.


Statement Under the Private Securities Litigation Reform Act

This press release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact, including, without limitation, those with respect to Manchester Technologies, Inc.'s objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "intends," "expects," "will," "plans," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements speak only as of the date of this press release. Manchester's actual results may differ materially from the results discussed herein as a result of a number of unknown factors, including, without limitation, those risks set forth in Manchester's Annual Report on Form 10-K for the year ended July 31, 2003, and those set forth from time to time in Manchester's other filings with the Securities and Exchange Commission. Manchester assumes no obligation to update any of the information referenced in this press release. These documents are available through the Company, or through the Securities and Exchange Commission's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.